Exhibit 4.1

AMENDMENT NO. 1
TO
RESTRICTED STOCK AGREEMENT
This AMENDMENT NO. 1 (this “Amendment”), entered into and effective as of April 1, 2014, is made to that certain Restricted Stock Agreement, dated as of April 1, 2014 (the “Agreement”), by and among FalconStor Software, Inc., a Delaware corporation (the “Company”), and [_________________________________] (the “Grantee”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.
WITNESSETH
WHEREAS, pursuant to the Agreement, the Company granted the Grantee [____] Restricted Shares; and
WHEREAS, the Company and the Grantee desire to amend the Agreement to remove certain ambiguity and clarify the intent of the Agreement with respect to a restatement of the Company’s audited financial statements, if any and clarify the term of the Agreement; and
NOW, THEREFORE, in exchange for good and valuable consideration including, without limitation, the mutual covenants contained herein, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Grantee hereby agree as follows:
1.Amendment to Section 2. The last paragraph of Section 2 of the Agreement shall be amended and restated so that it reads in its entirety as follows:
“If within three years after a Performance Criteria has been satisfied, (i) the Company restates its audited financial statements for a fiscal year which pertains to such Performance Criteria, (ii) the restatement relates to events which occurred after July [ ], 2013, and (iii) the restatement reflects a material impairment in the Company’s results of operations or liquidity and capital resources and (y) such restatement arose in part due to actions taken or omissions by the Grantee or (z) the fraud or gross negligence of the Grantee contributed to the need for a restatement, the Grantee will forfeit to the Company such Restricted Shares. Alternatively, if the Restricted Shares relating to such Performance Criteria have been sold or otherwise transferred, the Grantee will either pay the Company an amount equal to the consideration it received upon such sale or, if the Grantee gifted the Restricted Shares, the Grantee will forfeit any tax benefit it received on the gift. Unless all of (i), (ii) and (iii) and (y) and/or (z) from the first sentence of this paragraph are applicable, the Grantee will not be required to forfeit Restricted Shares, reimburse the Company or forfeit any tax benefit in the event of any restatement of audited financial statements. In addition, under no circumstances will the

Grantee be required to pay any consideration or forfeit any benefit if subsequent to the consummation of a Change in Control the Company or a successor entity to the Company restates any of the Company’s audited financial statements.”
2.    Term. The Agreement shall be amended to add the following new Section which shall be Section 11 (i) of the Agreement.

(i)	Term. The period of time to achieve the vesting conditions included in Section 2 of the Agreement shall terminate on December 31, 2017.
3.    Acknowledgement. The parties hereto and thereto acknowledge that except for the amendments expressly set forth in this Amendment, all other terms and conditions of the Agreement shall be unaffected hereby and remain in full force and effect. The parties hereby reaffirm, ratify and confirm their respective obligations, covenants and agreements under the Agreement.
4.    Miscellaneous.
4.1    This Amendment may be executed and delivered (including by facsimile or .pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
4.2    To the extent that any provision of the Agreement needs to be waived or amended in order to allow the amendment made herein to be effective, such provisions are hereby waived and/or amended to the extent necessary to allow for the amendment made herein to be effective.
4.3    This Amendment and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in such state, without giving effect to the choice or conflict of law principles thereof.
4.4    On or after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment, and this Amendment shall be deemed to be a part of the Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

COMPANY:

FALCONSTOR SOFTWARE, INC.

By:
Name: Louis J. Petrucelly
Title: Executive Vice President &Chief Financial Officer

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